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                     July 22, 2021

       Jane M. Cronin
       Senior Vice President     Corporate Controller
       The Sherwin-Williams Company
       101 West Prospect Avenue
       Cleveland, Ohio 44115-1075

                                                        Re: The
Sherwin-Williams Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 19,
2021
                                                            File No. 001-04851

       Dear Ms. Cronin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services